As filed with the Securities and Exchange Commission on November 6, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AIR GLOBAL PLC

(Exact name of registrant as specified in its charter)

Jersey	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Festival Office Tower Dubai Festival City, 7th Floor

Dubai, United Arab Emirates

+971 4 292 3000

(Address of Principal Executive Offices)

AIR Global PLC 2026 Incentive Award Plan

AIR Limited 2021 Employee Share Plan

AIR Limited 2024 Management Incentive Plan

(Full title of the plans)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jennifer M. Engelhardt

Latham & Watkins (London) LLP

One Leadenhall

1 Leadenhall St

London, EC3V 1AA

United Kingdom

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

|EU-DOCS\61435027.6||

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the edocuments incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, AIR Global PLC is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(1)
the following portions of the Registrant's prospectus dated September 4, 2026 (the “Form 10 Information”), filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), on September 4, 2026, relating to the registration statement on Form F-1 (File No. 333-298609), which contains audited financial statements relevant to the Registrant in respect of the latest fiscal year for which such statements have been filed:
i.
cover page;
ii.
the entirety of the sections entitled “About this Prospectus,” “Frequently Used Terms” and “Important Information About IFRS and Non-IFRS Financial Measures”;
iii.
the entirety of the sections entitled “Trademarks and Trade Names,” “Industry and Market Data,” “Cautionary Note Regarding Forward-Looking Statements,” “Prospectus Summary,” “Risk Factors,” “Dividend Policy,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Industry,” “Management,” “Description of Share Capital and Articles of Association,” “Certain Relationships and Related Party Transactions,” “Principal Shareholders” and “Taxation”;
iv.
the entirety of the section entitled “Experts”;
v.
the entirety of the section entitled “Enforcement of Civil Liabilities”;
vi.
the entirety of the section entitled “Where You Can Find More Information”; and
vii.
the entirety of the sections entitled “Audited Consolidated Financial Statements of AIR Limited,” “Audited Financial Statements of AIR Global PLC” and “Unaudited Interim Condensed Consolidated Financial Statements of AIR Global PLC.”
(2)
The Registrant's Reports on Form 6-K, filed with the SEC on September 11, 2026, September 21, 2026, September 23, 2026, October 1, 2026, October 15, 2026 and November 5, 2026; and
(3)
The description of the Registrant's Ordinary Shares contained in the Registrant's Registration Statement on Form 8-A, filed with the SEC on May 15, 2026, and any amendments or reports filed for the purposes of updating such description.

In addition, all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Articles of Association provide that we shall indemnify every director (including any alternate director), secretary, assistant secretary or other officer and their personal representatives (other than any person engaged by us as auditor) out of our assets and funds against any liability incurred by him or her , other than by reason of such person's own dishonesty, willful default or fraud, in or about the conduct of the Company's business or affairs (including as a result of mistake or judgment) or in the execution or discharge of their duties, powers or authorities. The extent of such indemnities shall be limited in accordance with the provisions of the Companies (Jersey) Law 1991, as amended (“Jersey Companies Law”).

Generally, the Jersey Companies Law permits a company, subject to any contrary provision in its articles, to indemnify a person against expenses, including legal fees, and against judgments, fines and amounts paid in settlement, in each case reasonably incurred in connection with civil, criminal, administrative or investigative proceedings, if the person is or was or threatened to be made, a party to such proceedings by reason of being an officer of the company or by reason of serving, at the company’s request, as an officer of, or in any other capacity for, another body corporate or a partnership, joint venture, trust or other enterprise. Such indemnity is available only if the person acted honestly and in good faith and in what the person believed to be the best interests of the company and, in the case of criminal proceedings, had no reasonable cause to believe that the person’s conduct was unlawful. For purposes of the relevant provisions of the Jersey Companies Law, “officer,” in relation to a company includes its secretary, and “proceedings” includes civil, criminal, administrative or investigative proceedings.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Jersey Companies Law permits us to purchase and maintain insurance in relation to a person who is or was an officer of the company or who, at our request, is or was serving as an officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in that capacity. We maintain directors and officers insurance coverage, which, subject to policy terms and limitations, is expected to include coverage to reimburse us for amounts that we may be required or permitted by law to pay our directors or officers.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Memorandum and Articles of Association of AIR Global PLC	6-K	001-43297	3.1	August 26, 2026

4.2	Specimen Ordinary Shares Certificate	F-4	333-294714	4.1	March 27, 2026

5.1	Opinion of Walkers (Jersey) LLP as to validity of Ordinary Shares					X

23.1	Consent of PricewaterhouseCoopers Limited Partnership Dubai Branch (with respect to AIR Global PLC (f/k/a AIR Holdings Limited))					X

23.2	Consent of PricewaterhouseCoopers Limited Partnership Dubai Branch (with respect to AIR Limited)					X

23.3	Consent of Arthur D. Little					X

23.4	Consent of Walkers (Jersey) LLP (included in Exhibit 5.1)					X

99.1	AIR Global PLC 2026 Incentive Award Plan	20-F	001-43297	4.10	May 21, 2026

99.2	AIR Limited 2021 Employee Share Plan					X

99.3	AIR Limited 2024 Management Incentive Plan					X

107	Filing Fee Table					X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dubai, United Arab Emirates on November 6, 2026.

AIR GLOBAL PLC

By:	/s/ Stuart Brazier
Name:	Stuart Brazier
Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Name	Title	Date

/s/ Stuart Brazier	Chief Executive Officer	November 6, 2026
Stuart Brazier	(Principal Executive Officer)

/s/ Bassem Lotfy	Chief Financial Officer	November 6, 2026
Bassem Lotfy	(Principal Financial Officer and Principal Accounting Officer)

/s/ Tamir Saeed
Tamir Saeed	Director (Chairman)	November 6, 2026

/s/ Manuel Stotz
Manuel Stotz	Director	November 6, 2026

/s/ Faisal Bari
Faisal Bari	Director	November 6, 2026

/s/ Ian Fearon
Ian Fearon	Director	November 6, 2026

/s/ Husam Manna
Husam Manna	Director	November 6, 2026

/s/ Reinhard Mieck
Reinhard Mieck	Director	November 6, 2026

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly undersigned representative in the United States of America, has signed this Registration Statement in the City of New York, State of New York, on November 6, 2026.

COGENCY GLOBAL INC.

By:	/s/ Colleen De Vries
Name:	Colleen De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.